As filed with the Securities and Exchange Commission on April 28, 2026

Registration No. 333-262571

Registration No. 333-269105

Registration No. 333-276346

Registration No. 333-284136

Registration No. 333-292559

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-262571

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-269105

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-276346

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-284136

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-292559

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Arcellx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-2855917
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

800 Bridge Parkway

Redwood City, CA 94065

(Address of Principal Executive Offices)

2022 Equity Incentive Plan

2017 Equity Incentive Plan

2022 Employee Stock Purchase Plan

(Full title of the Plans)

Andrew D. Dickinson

President and Treasurer

Arcellx, Inc.

333 Lakeside Drive

Foster City, CA 94404

(Name and address of agent for service)

(240) 327-0630

(Telephone number, including area code, of agent for service)

Copy to:

Emily Oldshue

Nicholas Roper

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, Massachusetts 02199

(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) are being filed by Arcellx, Inc. (the “Registrant”) to deregister all shares of the Registrant’s common stock, par value $0.001 per share (“Shares”), that remain unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-262571 pertaining to the registration of (i) 1,512,859 Shares issuable under the Registrant’s 2022 Equity Incentive Plan (the “2022 Plan”), (ii) 2,784,016 Shares issuable pursuant to options outstanding under the Registrant’s 2022 Plan, (iii) 312,500 Shares issuable under the Registrant’s 2022 Employee Stock Purchase Plan (the “2022 ESPP”), (iv) 5,316,437 Shares issuable pursuant to options outstanding under the Registrant’s 2017 Equity Incentive Plan (the “2017 Plan”) and (v) 952,804 Shares issuable pursuant to restricted stock units outstanding under the Registrant’s 2017 Plan, which was filed with the SEC on February 7, 2022.

•	Registration Statement No. 333-269105 pertaining to the registration of (i) 2,205,299 Shares issuable under the Registrant’s 2022 Plan and (ii) 312,500 Shares issuable under the Registrant’s 2022 ESPP, as amended and restated, which was filed with the SEC on January 3, 2023.

•	Registration Statement No. 333-276346 pertaining to the registration of (i) 2,613,888 Shares issuable under the Registrant’s 2022 Plan and (ii) 312,500 Shares issuable under the Registrant’s 2022 ESPP, as amended and restated, which was filed with the SEC on January 2, 2024.

•	Registration Statement No. 333-284136 pertaining to the registration of (i) 2,714,041 Shares issuable under the Registrant’s 2022 Plan and (ii) 312,500 Shares issuable under the Registrant’s 2022 ESPP, as amended and restated, which was filed with the SEC on January 6, 2025.

•	Registration Statement No. 333-292559 pertaining to the registration of (i) 2,895,867 Shares issuable under the Registrant’s 2022 Plan and (ii) 312,500 Shares issuable under the Registrant’s 2022 ESPP, as amended and restated, which was filed with the SEC on January 2, 2026.

On April 28, 2026, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 22, 2026, by and among the Registrant, Gilead Sciences, Inc. (“Parent”) and Ravens Sub, Inc. (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and becoming a wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings and sales of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant registered under such Registration Statement which remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of each Registration Statement and removes from registration all of the securities that remain unsold under each Registration Statement as of the date hereof, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Registrant pursuant to the Registration Statements.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 23, 2026.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on April 28, 2026.

ARCELLX, INC.

By:	/s/ Andrew D. Dickinson
Name: Andrew D. Dickinson
Title: President and Treasurer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.